Exhibit 99.2

The following table sets forth information as of January 11, 2021 relating to the beneficial ownership of the common stock, par value $.01 per share, of First United Corporation (the “Corporation”) by each of its directors, director nominees and executive officers and each other person who may be deemed to be a “participant” in the solicitation of proxies by or on behalf of the Corporation’s Board of Directors.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
John F. Barr, Director	19,781		*
Brian R. Boal, Director	11,062		*
M. Kathryn Burkey, Director	46,297		*
Sanu Chadha, Director	536		*
Christy DiPietro, Director	666		*
Robert L. Fisher, II, Senior Vice President & Chief Revenue Officer	10,940	(2)	*
John W. McCullough, Director	47,658		*
Patricia Milon, Director	916		*
Carissa L. Rodeheaver, Chairman of the Board, President & CEO	26,782	(3)	*
Gary R. Ruddell, Director	20,769	(4)	*
I. Robert Rudy, Director	41,731	(5)	*
Jason B. Rush, Senior Vice President & Chief Operating Officer	15,397	(6)	*
Keith R. Sanders, Senior Vice President & Senior Trust Officer of First United Bank & Trust	12,137	(7)	*
Marisa A. Shockley, Director	18,951		*
Tonya K. Sturm, Senior Vice President, CFO, Treasurer & Secretary	7,580	(8)	*
H. Andrew Walls, Director	57,310	(9)	*

Notes:

*	Less than 1.0%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares of the Corporation’s common stock beneficially owned by a person, shares of the Corporation’s common stock subject to outstanding options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of January 11, 2021 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants, rights or conversion privileges but are not deemed to be outstanding for purposes of computing the percentage for any other person. As of January 11, 2021, a total of 7,110,022 shares of the Corporation’s common stock were issued and outstanding. The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named shareholder.

(2)	Includes 2,393 shares of Phantom Stock. Phantom stock held in a deferred compensation plan account (“Phantom Stock”). Each share of Phantom Stock represents a deemed investment of deferred compensation funds in one share of Common Stock and gives the officer the right to receive one share of Common Stock or the cash value thereof following the officer’s separation from service with the Corporation. The officer may transfer the funds held in the plan account into an alternative deemed investment option at any time and 5,377 restricted stock units.

(3)	Includes 17,995 shares held jointly with spouse, 72 shares held by spouse for benefit of a minor child, 790 shares held in a 401(k) plan account and 7,778 of restricted stock units.

(4)	Includes 520 shares owned by Ruddell, LLC of which Mr. Ruddell is owner.

(5)	Includes 1,500 shares owned by I. R Rudy Business Trust, and 4,500 shares of Phantom Stock in a deferred compensation plan account.

(6)	Includes 135 shares owned jointly with spouse, and 3,973 restricted stock units.

(7)	Includes 3,945 restricted stock units

(8)	Includes 545 shares owned jointly with spouse, 2,850 shares of Phantom Stock, and 3,835 of restricted stock units.

(9)	Includes 14,854 shares owned by Morgantown Printing and Binding, Inc. of which Mr. Walls is owner.